Exhibit 99.14

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 9, 2018 (this “Agreement”), by and among 210/RELY Partners, LP, a Texas limited partnership (the “Buyer”), Aleris Corporation, a Delaware corporation (“Aleris”), Apollo ALS Holdings II, L.P., a Delaware limited partnership (“Apollo”), and Elah Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Aleris is a stockholder of the Company, which is a debtor in Chapter 11 cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the U.S. Code by virtue of having filed a voluntary petition for relief in the United States Bankruptcy Court for the District of Delaware.

B. It is expected that Aleris, by virtue of being a stockholder of the Company, will receive shares of common stock of the Company (the “Company Common Stock”) in connection with the emergence of the Company from the Chapter 11 Cases.

C. Aleris may determine to distribute the shares of Company Common Stock it is expected to hold after the emergence of the Company from the Chapter 11 Cases to its stockholders on a pro rata basis (the “Distribution”).

D. If the Distribution occurs, Apollo is a stockholder of Aleris that would be entitled to participate in the Distribution.

E. If the Distribution occurs, Apollo desires to sell the minimum number of whole shares of Company Common Stock that would result in Apollo owning less than 4.9% of the then-outstanding shares of Company Common Stock, calculated based on the assumption that the only shares of Company Common Stock owned by Apollo are the shares of Company Common Stock it receives in the Distribution (such minimum number of whole shares that would result in ownership of less than 4.9% of the then-outstanding shares of Company Common Stock, the “Excess Shares”).

F. If the Distribution occurs, the Buyer has agreed to purchase the Excess Shares from Apollo and Apollo has agreed to sell the Excess Shares to the Buyer, for the Purchase Price (as defined below).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, if the Distribution occurs, Apollo shall sell, convey, assign, transfer and deliver the Excess Shares, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind, to the Buyer for a purchase price of U.S.$48.33 per share (the aggregate amount of such purchase price for all of the Excess Shares being the “Purchase Price”) payable to Apollo. In no event shall Aleris or Apollo have any responsibility or liability in respect of determining or calculating the number of Excess Shares to be transferred hereunder.

Section 1.2 Directive Regarding Excess Shares. If the Distribution occurs, Apollo hereby directs Aleris to assign and transfer the Excess Shares directly to the Buyer in satisfaction of Apollo’s obligation hereunder to sell, convey, assign, transfer and deliver the Excess Shares to the Buyer (the “Direction”). Aleris agrees to make such assignment and transfer to the Buyer on Apollo’s behalf. If, notwithstanding the Direction, record title to the Excess Shares is recorded in the name of Apollo for any reason, then Apollo shall transfer the Excess Shares to the Buyer.

Section 1.3 Closing. If the Distribution occurs and the conditions to the obligations of the Buyer and Aleris to consummate the transactions contemplated by this Agreement as set forth in Article V hereof are satisfied, the sale and purchase of the Excess Shares shall take place at a closing (the “Closing”) to be held electronically at 10:00 a.m., Central time, on the effective date of the Distribution (the “Closing Date”). At the Closing, (a) the Buyer shall deliver to Apollo an amount equal to the Purchase Price in immediately available funds, and (b) Aleris shall deliver to the Buyer evidence satisfactory to the Buyer of the transfer of the Excess Shares to the Buyer on behalf of Apollo.

Section 1.4 Deemed Distribution. If the Distribution occurs, then, notwithstanding that at the Closing Aleris shall assign and transfer the Excess Shares directly to the Buyer on Apollo’s behalf, the Excess Shares shall be deemed to have been distributed by Aleris to Apollo and then sold by Apollo to the Buyer for the Purchase Price. In no event shall Aleris have any liability or obligation in respect of effecting the assignment and transfer of Excess Shares to the Buyer as contemplated hereunder nor any liability if the Excess Shares are transferred to Apollo instead of the Buyer notwithstanding the Direction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ALERIS

Aleris hereby represents and warrants to the Buyer and Apollo as follows:

Section 2.1 Authority. Aleris has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by Aleris of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Aleris. This Agreement has been duly executed and delivered by Aleris and is legal, valid, binding and enforceable upon and against Aleris.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Aleris and Apollo as follows:

Section 3.1 Authority. The Buyer has full limited partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and is legal, valid, binding and enforceable upon and against the Buyer

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF APOLLO

Apollo hereby represents and warrants to Aleris and the Buyer as follows:

Section 4.1 Authority. Apollo has full partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by Apollo of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Apollo. This Agreement has been duly executed and delivered by Apollo and is legal, valid, binding and enforceable upon and against Apollo.

Section 4.2 Shares. Apollo directly owns no shares of capital stock of the Company. Prior to the Closing, Apollo will not directly acquire and will not knowingly indirectly acquire any shares of capital stock of the Company other than in the Distribution or, for the absence of doubt, as set forth in Recital B above. No person or entity directly owns more than 90% of the outstanding equity interests in Apollo.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer and Seller as follows:

Section 5.1 Authority. The transactions contemplated by this Agreement have been authorized and approved in all respects by the Company and such transactions will not violate or breach any transfer restrictions on the Company Common Stock, including, but not limited to, any transfer restrictions set forth in the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s Fourth Amended and Restated Bylaws or any Stockholders Agreement entered into by the Company.

Section 5.2 Board Approval. The Board of Directors of the Company has approved the Distribution and the sale and transfer of the Excess Shares to the Buyer pursuant to this Agreement as exceptions to the restriction on “Prohibited Transfers” set forth in Article IX of the Third Amended and Restated Certificate of Incorporation of the Company (the “Board Approval”).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The representations and warranties of Aleris and Apollo contained in this Agreement shall be true and correct both when made and as of the Closing Date.

(b) No federal, state or local governmental authority or any agency or instrumentality thereof (a “Governmental Authority”) shall have enacted, issued, promulgated or enforced any federal, state or local statute, law, regulation, order, injunction or decree (“Law”) that prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.2 Conditions to the Obligations of Aleris. The obligations of Aleris to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Aleris in its sole discretion:

(a) The representations and warranties of the Buyer and Apollo contained in this Agreement shall be true and correct both when made and as of the Closing Date.

(b) No Governmental Authority shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.3 Conditions to the Obligations of Apollo. The obligations of Apollo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Apollo in its sole discretion:

(a) The representations and warranties of the Buyer and Aleris contained in this Agreement shall be true and correct both when made and as of the Closing Date.

(b) No Governmental Authority shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.

(c) The Company shall have provided reasonably satisfactory evidence to Apollo of the Board Approval.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 7.2 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by e-mail, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such party:

if to the Buyer, to:

210/RELY Partners, LP

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attention: Caryn Peeples

E-mail: caryn@210capital.net

if to Aleris, to:

Aleris Corporation

25825 Science Park Drive

Beachwood, OH 44122

Attention: Christopher R. Clegg, Esq., Executive Vice President, General Counsel and Secretary

E-mail: Chris.Clegg@aleris.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:   Christopher Ewan, Esq.

Randi Lally, Esq.

Email:         christopher.ewan@friedfrank.com

randi.lally@friedfrank.com

if to Apollo, to:

Apollo ALS Holdings II, L.P.

c/o Apollo Management VII, L.P.

9 West 57th Street

New York, New York 10019

Attention: Laurie Medley

E-mail: lmedley@apollolp.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Karessa L. Cain

Email:      KLCain@wlrk.com

Section 7.4 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 7.5 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.6 Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 7.7 Assignment; Successors. This Agreement may not be assigned by any party without the prior written consent of the other party, except that the Buyer may assign this Agreement to any of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 7.8 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 7.9 Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the Buyer, Aleris and Apollo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

210/RELY PARTNERS, LP

By:	210/RELY Investment, LLC,
a Texas limited liability company,
its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	Principal

ALERIS CORPORATION

By:	/s/ Eric M. Rychel
Name:	Eric M. Rychel
Title:	EVP, CFO and Treasurer

APOLLO ALS HOLDINGS II, L.P.

By: Apollo ALS Holdings II GP, LLC, its general
partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

ELAH HOLDINGS, INC.

By:	/s/ Kelly G. Howard
Name:	Kelly G. Howard
Title:	General Counsel, EVP and Corporate Secretary